UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 19, 2009
MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (330) 253-5592

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
     On June 19, 2009, the Board of Directors of Myers Industries, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Company (the “Compensation Committee”) approved the execution of an employment agreement (the “Employment Agreement”) for David B. Knowles to join the Company as the Executive Vice President and Chief Operating Officer, effective as of June 19, 2009, for a term of two years with automatic renewal for successive one year terms thereafter, unless earlier terminated. Under the terms of the Employment Agreement, Mr. Knowles will receive a base salary of $400,000 per year, subject to annual review by the Compensation Committee. For 2009, Mr. Knowles will receive an annual bonus of not less than $150,000. Thereafter, any annual bonus shall be determined by the Compensation Committee pursuant to metrics established by the Compensation Committee, with a target annual bonus opportunity for each year that is not less than 75% of Mr. Knowles then current base salary. In connection with the Employment Agreement, Mr. Knowles will also be granted stock options to acquire 30,000 shares of the Company’s common stock. In addition, Mr. Knowles will receive the following benefits under the Employment Agreement: (1) participation in all other benefit plans in which the other executive officers of the Company are eligible to participate; (2) a $1,500 per month automobile allowance; (3) four weeks of vacation each year; (4) reimbursement of moving expenses and a one time payment of $50,000 for closing costs and other expenses relating to the sale of his current home and/or purchase of a new home in the Akron, Ohio area; (5) a $1,500 per month housing allowance until Mr. Knowles purchases a permanent residence in the Akron, Ohio area (not to exceed 12 months); and (6) a supplemental retirement benefit of $75,000 per year for a period of ten years commencing on the later of his retirement or attainment of age 65.
     In the event that Mr. Knowles’ employment is terminated by the Company other than for cause or is terminated by Mr. Knowles for good reason, then the Company will provide to Mr. Knowles in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) continuation of Mr. Knowles’ annual base salary as in effect on the date of his termination for a period of one year after such termination; (2) an amount equal to his annual bonus at the highest rate in effect during the prior three year period payable in lump sum within ninety (90) days after such termination; (3) COBRA health coverage at the Company’s expense for a period of one year; (4) continuation of the automobile allowance for a period of one year; (5) long term disability protection for a period of one year; (6) life insurance protection for a period of one year; and (7) outplacement services for one year.
     In the event that Mr. Knowles is terminated due to his death or disability, then Mr. Knowles or his spouse will be entitled to receive: (1) any base salary and annual bonus accrued and unpaid; (2) any amounts payable under any Company employee benefit plan; and (3) COBRA coverage at the Company’s expense for the longer of (A) the applicable period under 4980B of the Internal Revenue Code of 1986, as amended or (B) thirty-six (36) months. If Mr. Knowles’ employment is terminated by the Company with cause or by Mr. Knowles without good reason, then no further compensation is payable to Mr. Knowles other than compensation earned prior to the termination but unpaid at the time of termination.

     In the event Mr. Knowles is terminated in connection with, or within thirty (30) days following, the occurrence of a specified change in control event, Mr. Knowles will be provided with the following benefits in addition to any base salary and annual bonus accrued and unpaid as of the date of termination: (1) an amount equal to the sum of (A) one and one half (1 1/2) times his annual base salary as in effect on the date of his termination, plus (B) one and a half (1 1/2) times his annual bonus at the highest rate in effect during the prior three year period, payable within thirty (30) days after such termination; and (2) full vesting of all outstanding stock options, restricted stock or similar awards and any option shall become fully exercisable within 90 days of such termination date. The full text of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.
     The Employment Agreement also provides that during the term of the Employment Agreement, and for a period of three years thereafter, Mr. Knowles will not act in violation of the Non-Competition and Non-Disclosure Agreement between the Company and David B. Knowles, dated June 19, 2009 (the “NDA”). The full text of the NDA is attached as Exhibit 10.2 to this Current Report on Form 8-K.
     On June 19, 2009 the Board of Directors of the Company, upon the recommendation of the Compensation Committee, approved the execution of an amendment to the Company’s Supplemental Executive Retirement Plan for David B. Knowles (the “SERP”). This amendment incorporates changes to the SERP that are provided for in the Employment Agreement. The full text of the SERP is attached as Exhibit 10.3 to this Current Report on Form 8-K.
Item 9.01.  Financial Statements and Exhibits
10.1	Employment Agreement between the Company and David B. Knowles, dated June 19, 2009.

10.2	Non-Competition and Non-Disclosure Agreement between the Company and David B. Knowles, dated June 19, 2009.

10.3	Amendment to the Myers Industries, Inc. Executive Supplemental Retirement Plan (David B. Knowles), effective June 19, 2009.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc. (Registrant)
DATE June 22, 2009	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Secretary